AGREEMENT

         This Agreement, made effective as of the 15 day of December 1999, is entered in by and between COLUMBIA RIVER RESOURCES INC. (hereinafter referred to as CRVV), a corporation formed under the laws of the State of Nevada, USA, with its head office located at 304 - 856 Homer Street, Vancouver, British Columbia, Canada, and AYACO (GHANA) LIMITED (hereinafter referred to as Ayaco), a business corporate entity incorporated under the laws of the Republic of Ghana, with its head office located at P.O. Box 5999, Accra - North, Ghana.

WHEREAS, Ayaco owns a 100% interest in the Tanoso Reconnaissance License, dated 5 July 1999, for the property located in both the Brong Ahafo and Ashanti Regions of Ghana. The licence area is 380 kilometres northwest of Accra and 20 kilometres east of Sunyani. The licence area is comprised of an eastern and western block which are separated by the Yaya and Mankrang Forest Reserves in the north and south, respectively. Exploration is currently prohibited in the forest reserves. The western block lies within latitude 7(degrees)15' and 7(degrees)25'N and longitude 2(degrees)10' and 2(degrees)03'W, while the eastern part lies within latitude 7(degrees)20' and 7(degrees)30'N and longitude 2(degrees)05' and 1(degree)55'W., which is subject to a 10% carried net profit interest payable to the Government of Ghana (hereinafter referred to as the License); and

         WHEREAS, on September 28, 1999, Ayaco and CRVV entered into a Binding Heads of Agreement granting CRVV an option to acquire the License; and

         WHEREAS, as consideration for the option, CRVV issued 100,000 shares of its common stock to Ayaco; and

         WHEREAS, CRVV has exercised its option to acquire the License; and

         WHEREAS, pursuant to the September 28, 1999 agreement, the parties intended to enter into a subsequent binding agreement that would supercede all terms and conditions of the September 28, 1999 agreement; and

         WHEREAS, the parties desire to enter into that subsequent binding agreement at this time;

         NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for good and valuable consideration, the receipt of which is hereby acknowledge, the parties agree as follows:



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A. EARN-IN

The parties agree that CRVV has exercised its option to acquire the License, and that the purchase price and obligations for the License shall be as follows:
         1) CRVV and its joint venture partners, if any, shall assume all funding and development relating to the License as outlined in the report by CME & Company, dated September 30, 1999, and attached hereto as Exhibit A;

         2) Pursuant to the exemption from registration contained in Section4(2) of the Securities Act of 1933, as amended, CRVV shall issue 1,000,000 shares of common stock to Ayaco in the following amounts:

                   a. Within 20 days from the execution date of this Agreement, CRVV shall issue 500,000 shares of common stock, at a price of $0.15 per share; and

                   b. Upon the first anniversary date of this Agreement, CRVV shall issue 500,000 shares of common stock, at a price of $0.15 per share.

         3) This Agreement in no way restricts CRVV from issuing additional shares of its capital stock for matters either related or not related to this Agreement.

         4) Following completion of the items set forth above in this Section A, Ayaco shall immediately transfer title to the License to CRVV, and CRVV shall have earned a 100% ownership interest in the License subject to a 10% net profit interest payable to Ayaco and a 10% net profit interest payable to the Ghana government.

B. CONDITIONS

1. All work is to be carried out under the direction of CME & Company of Guernsey, the Channel Islands.

2. CRVV shall have the absolute right to terminate this Agreement at anytime by providing written notice to Ayaco at the address set forth herein. The parties agree that upon termination, CRVV and Ayaco shall not be responsible for any unfulfilled, outstanding or further obligations under this Agreement.



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C. REPRESENTATIONS AND WARRANTIES

1. Ayaco, its officers, directors and representative hereby represent and warrant to CRVV, and acknowledge that CRVV is relying upon such representations and warranties, as follows:

         a) This Agreement has been duly authorized, executed and delivered by Ayaco and is a valid and binding obligation of Ayaco;

         b) Ayaco is duly incorporated and validly existing under the laws of Ghana;

         c) Ayaco owns a 100% interest in the Tanoso Reconnaissance License, subject to a 10% net profit interest payable to the Ghana government, dated 5/7/99, for the property located in both the Brong Ahafo and Ashanti Regions of Ghana. The licence area is 380 kilometres northwest of Accra and 20 kilometres east of Sunyani. The licence area is comprised of an eastern and western block which are separated by the Yaya and Mankrang Forest Reserves in the north and south, respectively. Exploration is currently prohibited in the forest reserves.
              The western block lies within latitude 7(degrees)15' and 7(degrees)25'N and longitude 2(degrees)10' and 2(degrees)03'W, while the eastern part lies within latitude 7(degrees)20' and 7(degrees)30'N and longitude 2(degrees)05' and 1(degrees)55'W., and shall retain said title and ownership during the term of this Agreement; and

         d) During the term of this Agreement, Ayaco shall maintain the property and the License in the same condition and status as they were on the date of this Agreement.

2. CRVV hereby represents and warrants to Ayaco, and acknowledges that Ayaco is relying upon such representations and warranties, as follows:

         a) This Agreement has been duly authorized, executed and delivered by CRVV and is a valid and binding obligation of CRVV; and

         b) CRVV is duly incorporated and validly existing under the laws of the State of Nevada, in the United States of America.



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E. MISCELLANEOUS

1. This Agreement shall supersede any and all other agreements between the parties relating to the matters set forth herein.

2. Any amendments to this Agreement shall be in writing signed by all of the parties hereto.

3. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4. This and all subsequent Agreements are governed by the laws and exclusive jurisdiction of England.

5. CRVV shall have the absolute right, in its sole discretion, to assign, subcontract, farm-out, or otherwise transfer any or all its obligations and funding requirements under this Agreement, except for the issuance of CRVV's common stock.

6. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and the respective successors and assigns.

In witness whereof the parties hereto have executed and delivered this Agreement as of the 10th day of December, 1999.

COLUMBIA RIVER RESOURCES INC.                AYACO (GHANA) LIMITED


/s/ Robert R. Ferguson                       /s/ Alex Adjei
--------------------------------             ----------------------------------
Robert R. Ferguson, President                Alex Adjei, Director


                                             /s/Alhaji Nantogma Abudlai
                                             ----------------------------------
                                             Alhaji Nantogma Abudulai, Director




                                   Agreement
                            Dated November 18, 1999
                                  Page 4 of 4

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